Restated Ratios of Earnings to Fixed Charges (Including Interest on Deposits)

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                                             Three Months
                                            Ended March 31,              Years Ended December 31,
                                        -------------------------  --------------------------------------
                                           1998         1997          1997         1996         1995
                                        ------------ ------------  ------------ -----------  -----------
Earnings:

Net Income                                  $ 4,898      $ 4,284       $17,098     $17,397      $14,834

Income Tax Expense                            2,294        1,971         8,152       8,054        6,297
                                        ------------ ------------  ------------ -----------  -----------

Pretax Earnings                             $ 7,192      $ 6,255       $25,250     $25,451      $21,131
                                        ============ ============  ============ ===========  ===========


Fixed Charges:

Interest on Borrowed Funds                  $ 9,189      $ 4,100       $21,119     $ 9,767      $ 4,111

Interest on Deposits                         10,613        9,590        40,435      37,395       36,486

Amortization of Debt                              -            -             -           -           16
                                        ------------ ------------  ------------ -----------  -----------

Total Fixed Charges                         $19,802      $13,690       $61,554     $47,162      $40,613
                                        ============ ============  ============ ===========  ===========

Earnings for Ratio Calculations             $26,994      $19,945       $86,804     $72,613      $61,744
                                        ============ ============  ============ ===========  ===========

Ratio of Earnings to Fixed
  Charges (Interest on
  Deposits Included)                           1.36x        1.46x         1.41x       1.54x        1.52x
                                        ============ ============  ============ ============ =============

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